AMENDED AND RESTATED EXHIBIT A

TO THE INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Exhibit A, dated as of June 29, 2009, relates to the fees paid pursuant to an Investment Advisory Agreement between Nomura Partners Funds, Inc. (the “Corporation”) and Nomura Asset Management U.S.A. Inc., dated December 22, 2008, (the “Investment Advisory Agreement”). Pursuant to Section 16 of the Investment Advisory Agreement the parties hereto agree to amend and restate this Exhibit A effective as of the date of this Amended and Restated Exhibit A.

Fund	Compensation to NAM USA (the applicable Fund pays NAM USA a monthly advisory fee at an annual rate of such Fund’s average daily net assets as set forth below)	Sub-Advisor(s)

Asia Pacific ex Japan Fund

1.1% on the first $1.0 billion;

1.0% on the next $1.0 billion; and

0.95% on the Fund’s average daily net
assets greater than $2.0 billion

The calculation of the Fund’s average
daily net assets excludes assets invested in other Funds that are series of the Corporation.

Nomura Asset Management Singapore Limited (“NAM Singapore”)
India Fund	1.2% on the first $1.0 billion; 1.1% on the next $1.0 billion; and 1.0% on the Fund’s average daily net assets greater than $2.0 billion	NAM Singapore
Greater China Fund	1.2% on the first $1.0 billion; 1.1% on the next $1.0 billion; and 1.0% on the Fund’s average daily net assets greater than $2.0 billion	Nomura Asset Management Hong Kong Limited (“NAM Hong Kong”)
Global Equity Income Fund	0.9% on the first $500 million; 0.85% on the next $500 million; 0.8% on the next $500 million; 0.75% on the next $500 million; and 0.7% on the Fund’s average daily net assets greater than $2.0 billion	Nomura Asset Management Co., Ltd. (“NAM Tokyo”) Nomura Asset Management U.K. Limited (“NAM UK”) NAM Singapore
Global Emerging Markets Fund	1.2% on the first $1.0 billion; 1.1% on the next $1.0 billion; and 1.0% on the Fund’s average daily net assets greater than $2.0 billion	Martin Currie Inc.
Global Alpha Equity Fund	1.1% on the first $1.0 billion; 1.0% on the next $1.0 billion; and 0.9% on the Fund’s average daily net assets greater than $2.0 billion	Martin Currie Inc.

International Growth Equity Fund (formerly known as International 130/30 Equity Fund)	1.05% on the first $1.0 billion; 0.95% on the next $1.0 billion; and 0.85% on the Fund’s average daily net assets greater than $2.0 billion	McKinley Capital Management, LLC
International Equity Fund	0.85% on the Fund’s average daily net assets The calculation of the Fund’s average daily net assets excludes assets invested in other Funds that are series of the Corporation.	NAM UK

This Amended and Restated Exhibit A to the Investment Advisory Agreement shall supersede and replace the prior Exhibit A to the Investment Advisory Agreements entered into between the Parties.

IN WITNESS WHEREOF, NAM USA and the Corporation have agreed to this Amended and Restated Exhibit A to the Investment Advisory Agreement as of the day and year first above written.

NOMURA ASSET MANAGEMENT U.S.A. INC.

By: /s/ Shigeru Shinohara

Name: Shigeru Shinohara

Title: President and CEO

NOMURA PARTNERS FUNDS, INC.,

on behalf of each of its series severally and not jointly

By: /s/ William L. Givens

Name: William L. Givens

Title: Chief Executive Officer

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